The Mexico Fund, Inc. Monthly Summary Report | October 31, 2017

Description
The Mexico Fund, Inc. (the "Fund") is a non-diversified closed-end management investment company with the investment objective of long-term capital appreciation through investments in securities, primarily equity, listed on the Mexican Stock Exchange. The Fund provides a vehicle to investors who wish to invest in Mexican companies through a managed non-diversified portfolio as part of their overall investment program. The Fund's shares are listed and traded on the New York Stock Exchange ("NYSE") under the symbol "MXF."
Managed Distribution Plan ("MDP")
The Board of Directors of the Fund has authorized quarterly distributions of $0.1300 per share under the MDP. With each distribution, the Fund will issue a notice to stockholders and an accompanying press release, which will provide detailed information regarding the amount and composition of the distribution and other information required by the Fund's MDP exemptive order. The Fund's Board of Directors may amend or terminate the MDP at any time without prior notice to stockholders. You should not draw any conclusions about the Fund's investment performance from the amount of distributions or from the terms of the Fund's MDP.
Highlights
Total Net Assets (million)[1]	$270.56	Daily Average Number of Shares Traded[2]	59,400
NAV per share[1]	$18.01	Outstanding Shares[3]	15,025,910
Closing price[4]	$15.82	Expense Ratio (4/30/2017)	1.69%
Premium (Discount)	-12.16%	Portfolio Turnover (4/30/2017)	16.86%

Performance[5]	Cumulative			Annualized
	1 Month	YTD	1 Year	3 Years	5 Years	10 Years
Market Price	-7.16%	8.84%	0.54%	-10.39%	-3.05%	0.87%
NAV per share	-6.79%	15.28%	-0.12%	-6.74%	-1.51%	-0.17%
MSCI Mexico Index	-7.16%	17.24%	2.57%	-7.22%	-2.68%	-0.05%
Bolsa IPC Index	-7.78%	17.44%	2.08%	-6.95%	-2.67%	0.29%

These figures represent past performance. Past performance does not guarantee future results. The Fund's investment return and principal value will fluctuate so that an investor's shares, at the time of sale, may be worth more or less than their original cost. Current performance may be lower or higher than the performance quoted above.

[1] Source: Impulsora del Fondo México, S.C. ("Impulsora").
[2] Source: NYSE. Figure represents average volume traded on all U.S. consolidated markets during the month.
[3] During October 2017, the Fund repurchased no shares.
[4] Source: NYSE.
[5] Source: Impulsora. All figures take into account reinvestment of distributions.

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The Mexico Fund, Inc. Monthly Summary Report | October 31, 2017

Top Ten Holdings (62.34% of Net Assets)
1 América Móvil	13.09%	6 Grupo Financiero Banorte	5.27%
2 Cemex	7.52%	7 Alfa	4.64%
3 Fomento Económico Mexicano	7.43%	8 Kimberly-Clark de México	4.14%
4 Wal-Mart de México	6.62%	9 Ternium	4.01%
5 Grupo México	6.38%	10 Mexichem	3.24%
Holdings are subject to change and are provided for informational purposes only and should not be deemed as a recommendation to buy or sell the securities shown.

Fund Manager´s Comments
During October 2017, most equity markets registered positive returns. The DJIA and the S&P 500 increased 4.3% and 2.2%, respectively, while the MSCI Index for emerging markets increased 3.5%. The European Central Bank announced an extension of its asset purchase program for an additional nine months, until September 2018, at €30 billion per month (currently €60 billion per month), which was set to expire in December 2017. The price of oil (measured by West Texas Intermediate) increased 4.7% to $54.4 USD/bbl during the month, the yield on the U.S. 10-year Treasury note increased 5 basis points to 2.38% and the U.S. dollar appreciated 1.6% (measured by the DXY Index6). The MSCI Mexico Index decreased 7.2% during October 2017, as a result of the Mexican peso depreciation of 4.7% to Ps. $19.15, and uncertainty regarding NAFTA renegotiations.
In local news, the Foreign Exchange Commission announced an increase of $4 billion to its U.S. dollar auctions as part of the currency hedging program implemented in February 2017, to a total of $5 billion (of an authorized program of $20 billion), seeking a more orderly functioning of the countries' exchange rate market. The National Hydrocarbons Commission auctioned three fields comprising licenses to partner with Pemex for extraction of hydrocarbons (farm-outs). Two of the three fields were awarded, resulting in three farm-outs signed by Pemex, all with international companies, since the implementation of the energy reform. Mexico´s preliminary GDP for the third quarter of 2017 grew at an annual rate of 1.6%. Lastly, Mexican-listed companies reported their financial results for the third quarter of 2017. Sales, Ebitda and net profits grew 5.6%, 2.8% and 1.7%, respectively, due to solid exports and domestic consumption, but partially affected by the earthquakes suffered in the country during the last days of the quarter that caused a slowdown in economic activity, and the depreciation of the Mexican peso experienced towards the end of the quarter. Recovery efforts from the earthquakes should boost construction and overall economic activity during the following months.

The information presented in this report has been derived from the sources indicated. Neither The Mexico Fund, Inc. nor its Adviser, Impulsora del Fondo México, S.C., has independently verified or confirmed the information presented herein.
Important Risk Disclosure
All performance shown is historical. Closed-end funds are traded on the secondary market through one of the stock exchanges. Shares of closed-end funds may trade above (premium) or below (discount) the NAV of the fund's portfolio. The NAV is the value of an entity's assets less the value of its liabilities. The Market Price is the current price at which an asset can be bought or sold. There is no assurance that the Fund will achieve its investment objective.

An investment in the Fund entails special risk considerations, including among others the risks of foreign investments, Mexican investments, market illiquidity and volatility, market corrections, risks associated with the Mexican economy, political factors and security, currency exchange rate fluctuations, NAV discount risk, foreign custody risk, dollar denominated investments risk and risks associated with the concentration of the Mexican equity market. Investors should consider their investment goals, time horizons and risk tolerance before investing in the Fund. An investment in the Fund is not appropriate for all investors, and the Fund is not intended to be a complete investment program. Investors should carefully review and consider the Fund's investment objective, risks, charges and expenses before investing.

6 DXY Index computes the value of the U.S. dollar relative to a basket of foreign currencies.

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